Exhibit 99.2

OmniaLuo Announces Fourth Quarter and Full Year 2008 Operating Results

SHENZHEN, China, April 2 /PRNewswire-Asia-FirstCall/ -- OmniaLuo, Inc. ("OmniaLuo" or the "Company"; http://ir.omnialuo.com/ ) (OTC Bulletin Board: OLOU - News), a China-based company engaged in the business of designing, developing, marketing and distributing fine women's apparel under the brand name OMNIALUO, announced today operating results for the quarter and full year ended December 31, 2008. The Company filed an Annual Report on Form 10-K with the Securities Exchange Commission on March 31, 2008 (the "2008 Annual Report").

OmniaLuo reported revenue of approximately $627,364 for the quarter ended December 31, 2008, compared to approximately $2.7 million for the quarter ended December 31, 2007 -- a 76% decrease. The revenue decrease in the quarter ended December 31, 2009 is almost entirely attributable to the impact of the global economic recession resulting in the marked decrease in Chinese consumer spending, particularly during that period.

For the full year ended December 31, 2008, OmniaLuo reported record revenue of approximately $11.9 million, compared to approximately $7.9 million for the full year ended December 31, 2007 -- a 51% increase.

OmniaLuo reported overall gross profit for the quarter ended December 31, 2008 of approximately $594,277, compared to approximately $1,490,767 for the quarter ended December 31, 2007 -- a 60% decrease. Overall gross profit for the full year ended December 31, 2008 was approximately $7.1 million, compared to $4.3 million for the full year ended December 31, 2007 -- a 66% increase.

The Company also reported overall gross profit margin for the quarter ended December 31, 2008 of approximately 67.7%, compared to approximately 56% for the quarter ended December 31, 2007. Gross profit margin for the full year ended December 31, 2008 was 59%, compared to 54% for the full year ended December 31, 2007.

The Company reported net income of approximately $1.0 million for the full year ended December 31, 2008, compared to a net loss of approximately $1.1 million for the full year ended December 31, 2007 (Excluding approximately $1.0 million of charges associated with its 2007 reverse acquisition through a share exchange with Wentworth II, Inc. and private placement transactions and $2.3 million of non-cash charges arising from the return of escrowed shares from escrow to the Company's chief executive officer and another stockholder, OmniaLuo would have reported net income of approximately $2.2 million for the year ended December 31, 2007).

Please refer to the Company's 2008 Annual Report as filed with the Securities Exchange Commission on March 31, 2008 for additional information about the Company's results of operations and financial conditions for the year ended December 31, 2008.

To be added to the OmniaLuo, Inc. investor email list, please email Justin.Davis@cirrusfc.com with OLOU in the subject line.

About OmniaLuo, Inc.

OmniaLuo, Inc. (http://www.omnialuo.com ), based in China's fashion capital of Shenzhen, is in the business of designing, developing, marketing and distributing fine women's apparel under the brand name OMNIALUO. OMNIALUO's apparel embodies elegance, femininity and sophistication for China's rapidly growing class of urban and affluent female professionals. Ms. Cindy Luo, the founder, Chairwoman and Chief Designer of the Company, had won numerous prestigious awards and was recently named by Cosmopolitan Magazine the "2008 Chinese Fashion Designer of the Year". Under the leadership of Cindy Luo OMNIALUO sets its goal to become the Chinese brand equivalent of Ralph Lauren, Vera Wang and Anna Sui.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements, including statements that include the words "believes," "expects," "anticipates," or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of the Company to differ materially from those expressed or implied by such forward-looking statements. Factors that may affect these forward-looking statements include, among others, our dependency on our chief executive officer, principal stockholder and chief designer, our sensitivity to economic conditions and consumer spending in China, competition in our industry, our ability to effectively manage our growth, our ability to raise capital in the future, changes in China's economic or political situation, and other factors set forth in our Annual Report on Form 10-KSB filed with the United States Securities and Exchange Commission or otherwise set forth from time to time in our other public filings. This news release speaks as of the date first set forth above and the Company assumes no responsibility to update the information included herein for events occurring after the date of this news release.

OmniaLuo, Inc.
Consolidated Statements of Operations and Comprehensive Income (Loss)
(Stated in US Dollars)

	Year ended December 31,

	2008	2007

Revenues	$11,902,404	$7,875,757
Cost of revenues	(4,838,286)	(3,624,486)

Gross profit	7,064,118	4,251,271

Expenses
General and administrative expenses	2,819,942	1,923,899
Depreciation	211,915	129,678
Selling and marketing expenses	2,614,193	979,459
	5,646,050	3,033,036
Income from operations	1,418,068	1,218,235
Interest income	12,278	5,647
Other income	63,350	19,329
Finance costs	(40,821)	(38,802)
Make good provision	(414,199)	(2,299,893)

Income (loss) before income taxes	1,038,676	(1,095,484)

Income taxes	--	--

Net income (loss)	$1,038,676	$(1,095,484)

Other comprehensive income
Foreign currency translation adjustments 537,109		286,560

Comprehensive income (loss)	$1,575,785	$(808,924)

Earnings (loss) per ordinary share
- Basic	$0.05	$(0.05)
- Diluted	$0.05	$(0.05)

Weighted average number of shares outstanding
- Basic	22,840,000	21,993,753
- Diluted	22,841,215	21,993,753

OmniaLuo, Inc.
Consolidated Balance Sheets
(Stated in US Dollars)

	As of December 31,

	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$1,253,997	$3,083,715
Trade receivables, net	2,199,756	1,573,644
Inventories, net	6,460,621	2,602,653
Other receivables and deposits	4,285,219	1,995,229

Total current assets	14,199,593	9,255,241
Property and equipment, net	1,084,289	724,681

TOTAL ASSETS	$15,283,882	$9,979,922

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Current liabilities
Secured bank loan	$440,100	$--
Trade payables	734,077	281,027
Loans from stockholders	8,052	14,294
Other payables, deposits
received and accrued expenses	3,795,958	1,368,890

Total current liabilities	4,978,187	1,664,211

TOTAL LIABILITIES	4,978,187	1,664,211

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock: par value $0.01 per share
authorized 40,000,000 shares;
issued and outstanding 22,840,000
shares	228,400	228,400
Preferred stock: par value $0.01 per
share authorized 10,000,000 shares;
none issued and outstanding	--	--
Additional paid-in capital	8,893,589	8,479,390
Statutory reserve	512,709	261,948
Accumulated other comprehensive income	833,831	296,722
Accumulated deficit	(162,834)	(950,749)

TOTAL STOCKHOLDERS' EQUITY	10,305,695	8,315,711

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$15,283,882	$9,979,922

For more information, please contact:

Cirrus Financial Communications, LLC
Justin Davis
Phone: +1-877-880-OLOU (6568)
Email: Justin.Davis@cirrusfc.com